Exhibit 5.1

KPMG LLP

205 5th Avenue SW

Suite 3100

Calgary AB T2P 4B9

Tel 403-691-8000

Fax 403-691-8008

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Enerplus Corporation

We consent to the use of our report dated February 23, 2023, on the consolidated financial statements of Enerplus Corporation and subsidiaries (the “Corporation”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, the related consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes, and our report dated February 23, 2023 on the effectiveness of internal control over financial reporting as of December 31, 2022, which are incorporated by reference in the registration statement on Form F-10 dated August 4, 2023 of the Corporation.

/s/ KPMG LLP

Chartered Professional Accountants

Calgary, Canada

August 4, 2023

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to KPMG LLP.